Exhibit 99.1

Tri-Valley Corporation Announces Update Regarding the Status of Its SEC S-3 Registration Statement

Bakersfield, CA, April 8, 2011 – Tri-Valley Corporation (NYSE Amex: TIV) (the “Company”) today announced an update regarding its S-3 eligibility status.

The Company has recently been advised that it may have been required to file a Form 8-K under Item 5.02(b) on or before July 5, 2010, in order to report the re-assignment of the Tri-Valley Oil & Gas Co. (“TVOG”) presidency position from Mr. Joseph R. Kandle to Mr. Maston N. Cunningham, which was announced in a news release on June 29, 2010.  The Company has also recently been advised that it may have been required to file a Form 8-K under Item 5.02(b) on or before November 26, 2010, in order to report Mr. Kandle’s retirement, effective April 1, 2011, from all positions with the Company, including as Senior Vice President of Corporate Development.

Not filing a Form 8-K timely to report the re-assignment of Mr. Kandle’s role as president of TVOG may have resulted in the Company losing its S-3 eligibility on July 6, 2010.  However, even if the Company did lose its S-3 eligibility on July 6, 2010, the Company believes it was nonetheless eligible to continue using its already effective Registration Statement on Form S-3 (No. 333-163442) (the “Registration Statement”) for the offer and sale of securities until it filed its Annual Report on Form 10-K for the fiscal year ended on December 31, 2011 (the “2010 Form 10-K”).  The filing date of the 2010 Form 10-K appears to be the date on which the Company was required, in accordance with applicable interpretive guidance of the staff of the Division of Corporation Finance at the Securities and Exchange Commission (the “Commission”), to reassess its S-3 eligibility.

As previously reported, on February 3, 2011, the Company commenced an at-the-market (“ATM”) equity offering program under the Registration Statement.  Since March 22, 2011 (the filing date of the Company’s 2010 Form 10-K), the Company sold an aggregate of 2,471,190 shares of common stock (the “ATM Shares”) under the Registration Statement, resulting in gross proceeds of $1,269,731, at per share prices ranging from $0.50 to $0.56.

Because the Company may not have been eligible to continue using Form S-3 for the registration of the Company’s securities following the filing of its 2010 Form 10-K on March 22, 2011, it is possible that any sales of the ATM Shares pursuant to the Registration Statement between March 22 and 30, 2011, may be deemed to have been unregistered sales of its securities.  If it is determined that persons who purchased the Company’s ATM Shares after March 22, 2011, purchased such securities in an offering deemed to be unregistered, then such persons may be entitled to rescission rights, pursuant to which they could be entitled to recover the amount paid for such ATM Shares, plus interest (usually at a statutory rate prescribed by state law).  If all of the investors who purchased the ATM Shares after March 22, 2011, demanded rescission of their purchases, and such investors were in fact found to be entitled to such rescission, then we would be obligated to repay approximately $1,269,731, plus interest.  The Securities Act of 1933, as amended (the “Securities Act”) generally requires that any claim brought for a violation of Section 5 of the Securities Act be brought within one year of the violation.

In addition, if it were determined that the Company in fact sold unregistered securities, the sale of such unregistered securities could subject the Company to enforcement actions or penalties and fines by federal or state regulatory authorities.  The Company is unable to predict the likelihood of any claims or actions being brought against the Company related to these events, or if brought, the amount of any such penalties or fines.

Since its last sale of ATM Shares under the Registration Statement on March 30, 2011, and following consultation with its new outside SEC counsel, the Company has ceased to offer securities under the Registration Statement.  The Company may request the Commission for relief that would permit it to resume the use of the Registration Statement.  There can be no assurance that the Commission will consider or grant any such request, or that the Company will ask for it.  If no such relief is requested, and even if requested, not granted, the Company may be required to file a Registration Statement on Form S-1 for the registration of any future securities offerings, if any, until the Company regains its S-3 eligibility.  Absent prior relief from the Commission, the Company expects to regain S-3 eligibility on December 1, 2011.

The Company does not believe that its ability to continue using its effective S-8 registration statements is, or has been, adversely affected by any of the matters discussed herein.

The Company has set forth herein certain views in the interest of providing full and appropriate disclosure to the market concerning the matters discussed herein.  By making such disclosures, the Company does not intend to imply that it believes it will be subject to rescission or other liability or other actions relating to the matters discussed herein, and the Company reserves all of its legal rights with respect to such matters.

The Company has also informed the NYSE Amex LLC of the circumstances described in this press release.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol “TIV.” Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

Special Note Regarding Forward-Looking Statements

All statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements.  By way of example, statements contained in this press release related to the Company’s future S-3 eligibility status, whether and when it might file a new Registration Statement on Form S-1 for the registration of any future securities offerings, and whether and when the Company will undertake any such new securities offerings, and such other future events described herein, are forward-looking statements.  Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this press release, and involve known and unknown risks, uncertainties and other factors, including: the Company’s ability to remain timely in all future filings with the Commission; whether a purchaser of ATM Shares believes a right of rescission is available and, if so, whether such purchaser acts on such belief; whether the Commission or other state regulatory authorities pursue enforcement actions or penalties and fines against the Company; the Company’s ability to obtain additional funding; and such other risks and factors that are discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including under “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  Except as required by law, the Company undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform such statements to actual results or to reflect events or circumstances occurring after the date of this press release.

Company Contacts:	Investor Contacts:	Media Contact:
John Durbin	Doug Sherk/Jenifer Kirtland	Chris Gale
(661) 864-0500	EVC Group, Inc.	EVC Group, Inc.
jdurbin@tri-valleycorp.com	(415) 896-6820	(646) 201-5431
	dsherk@evcgroup.com	cgale@evcgroup.com
jkirtland@evcgroup.com